Aurora Cannabis Succeeds in Bid for CanniMed - Takes Up Shares

Announces Mandatory Extension of Tender Period

TSX: ACB

EDMONTON, March 9, 2018 /CNW/ - Aurora Cannabis Inc. ("Aurora") (TSX: ACB) (OTCQB: ACBFF) (Frankfurt: 21P; WKN: A1C4WM) announced today that the Company has been successful in its offer (the "Offer") for all the issued and outstanding common shares for CanniMed Therapeutics Inc. ("CanniMed").

The number of CanniMed common shares (the "CanniMed Shares") tendered as at the close of business on March 8, 2018 totals 17,847,341, representing approximately 70.66% of the total outstanding CanniMed Shares on a fully diluted basis. All of the conditions to the Offer having been met, Aurora will take up the tendered CanniMed Shares and pay for those shares as soon as possible, and in any event not later than 3 business days after the CanniMed Shares are taken up. Aurora will issue a total of approximately 50.6 million Aurora common shares and pay a total of approximately $98 million in cash for the CanniMed Shares tendered as of March 8, 2018.

"Following the take up, we will immediately commence with the integration of CanniMed into the Aurora organization and start executing on realizing the strategic synergies we have identified," said Terry Booth, CEO. "Combining two of the leading international cannabis brands creates a company that is exceptionally well positioned to capitalize on the tremendous opportunities in the domestic and international medical markets, as well as the Canadian adult consumer use market, once legalized. We look forward to working closely with our new colleagues to establish Aurora's Medical Cannabis Centre of Excellence."

Mandatory Extension

In addition, pursuant to applicable Canadian securities laws requiring Aurora to extend its Offer, the Company has extended the period shareholders of CanniMed have to tender their shares under the Offer by 15 days to 11.59 pm (Pacific Time) March 25, 2018. Aurora has provided notice of the extension to Laurel Hill Advisory Group (the "Depositary and Information Agent") effective March 9, 2018. There is no guarantee that Aurora will further extend the Offer after March 24, 2018, and CanniMed shareholders are encouraged to tender as soon as possible.

Full details of the extension of the period during which additional CanniMed Shares may be tendered under the Offer will be included in a notice of variation and extension (the "Notice of Variation and Extension"), which Aurora expects to file on SEDAR (under CanniMed's profile) at www.sedar.com and mail to registered CanniMed Shareholders on or prior to March 9, 2018.

How to Tender

Aurora encourages CanniMed shareholders to read the full details of the Offer set forth in its original offer and takeover bid circular dated November 24, 2017 (as amended by its notice of change dated January 12, 2018), and its notice of variation dated February 5, 2018 and March 9, 2018, and accompanying offer documents (collectively, the "Offer Documents"), which contain detailed instructions on how CanniMed shareholders can tender their CanniMed Common Shares to the Offer. For assistance in depositing CanniMed Common Shares to the Offer, CanniMed shareholders should contact the Depository and Information Agent for the Offer, Laurel Hill Advisory Group at Phone: 1-877-452-7184 (North American Toll Free Phone) and 1-416-304-0211 (Outside North America); Facsimile: 416-646-2415; and E-mail: assistance@laurelhill.com.

About the Offer

The full details of the Offer are set out in the Offer Documents, which have been filed with the Canadian securities regulatory authorities and have been mailed to CanniMed shareholders. The Offer Documents are also available on SEDAR under CanniMed's profile at www.sedar.com.

Materials filed with the Canadian securities regulatory authorities are available electronically without charge at www.sedar.com. Materials filed with the SEC are available electronically without charge on EDGAR accessable through the SEC's website at www.sec.gov. Documents related to the Offer, including the Offer Documents, are also available on Aurora's website at www.auroramj.com and shareholders are invited to visit cannimed.auroramj.com for further information.

About Aurora

Aurora's wholly-owned subsidiary, Aurora Cannabis Enterprises Inc., is a licensed producer of medical cannabis pursuant to Health Canada's Access to Cannabis for Medical Purposes Regulations ("ACMPR"). The Company operates a 55,200 square foot, state-of-the-art production facility in Mountain View County, Alberta, known as "Aurora Mountain", and a second 40,000 square foot high-technology production facility known as "Aurora Vie" in Pointe-Claire, Quebec on Montreal's West Island. In January 2018, Aurora's 800,000 square foot flagship cultivation facility, Aurora Sky, located at the Edmonton International Airport, was licensed. Once at full capacity, Aurora Sky is expected to produce over 100,000 kg per annum of cannabis. Aurora is completing a fourth facility in Lachute, Quebec utilizing its wholly owned subsidiary Aurora Larssen Projects Ltd.

Aurora also owns Berlin-based Pedanios, the leading wholesale importer, exporter, and distributor of medical cannabis in the European Union.

The Company owns 51% of Aurora Nordic, which will be constructing a 1,000,000 square foot hybrid greenhouse in Odense, Denmark. The Company offers further differentiation through its acquisition of BC Northern Lights Ltd. and Urban Cultivator Inc., industry leaders, respectively, in the production and sale of proprietary systems for the safe, efficient and high-yield indoor cultivation of cannabis, and in state-of-the-art indoor gardening appliances for the cultivation of organic microgreens, vegetables and herbs in home and professional kitchens.

Aurora holds a 19.88% ownership interest in Liquor Stores N.A., who intend developing a cannabis retail network in Western Canada. In addition, the Company holds approximately 17.23% of the issued shares in leading extraction technology company Radient Technologies Inc., and has a strategic investment in Hempco Food and Fiber Inc., with options to increase ownership stake to over 50%. Aurora is also the cornerstone investor in two other licensed producers, with a 22.9% stake in Cann Group Limited, the first Australian company licensed to conduct research on and cultivate medical cannabis, and a 17.62% stake in Canadian producer The Green Organic Dutchman Ltd., with options to increase to majority ownership.

Aurora's common shares trade on the TSX under the symbol "ACB".

On behalf of the Boards of Directors,

AURORA CANNABIS INC.
Terry Booth
CEO

Shareholder Questions

Questions may be directed to Aurora's Information Agent at:

Laurel Hill Advisory Group
North America Toll Free: 1-877-452-7184
Collect Calls Outside North America: 1-416-304-0211
Email: assistance@laurelhill.com

Forward-Looking Information Cautionary Statement

This news release contains certain "forward-looking statements" within the meaning of such statements under applicable securities law. Forward-looking statements are frequently characterized by words such as "plan", "continue", "expect", "project", "intend", "believe", "anticipate", "estimate", "may", "will", "potential", "proposed" and other similar words, or statements that certain events or conditions "may" or "will" occur. These statements are only predictions. Forward looking statements in release include statements regarding the proposed integration of CanniMed with Aurora, the expected benefits of that integration, the timing of the take up and payment for the CanniMed Shares, and whether there will be any further extension of the Offer. Various assumptions were used in drawing the conclusions or making the projections contained in the forward-looking statements throughout this news release, including assumptions based upon CanniMed's publicly disclosed information, and that there will be no change in the business, prospects or capitalization of CanniMed or Aurora. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. The Company is under no obligation, and expressly disclaims any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable law. A more complete discussion of the risks and uncertainties facing the Company appears in the Company's Annual Information Form and continuous disclosure filings, which are available at www.sedar.com.

Neither TSX nor its Regulation Services Provider (as that term is defined in the policies of Toronto Stock Exchange) accepts responsibility for the adequacy or accuracy of this release.

Notice to U.S. Holders

The Offer is made for the securities of a company formed outside of the United States. The Offer will be subject to disclosure requirements of Canada that are different from those of the United States. Financial statements included in the documents, if any, will be prepared in accordance with Canadian accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for a securityholder in the United States to enforce his/her/its rights and any claim a securityholder may have arising under the U.S. federal securities laws, since the issuer is located in Canada, and some or all of its officers or directors may be residents of Canada or another country outside of the United States. A securityholder may not be able to sue a Canadian company or its officers or directors in a court in Canada or elsewhere outside of the United States for violations of U.S. securities laws. It may be difficult to compel a Canadian company and its affiliates to subject themselves to a U.S. court's judgment.

Securityholders should be aware that the issuer may purchase securities otherwise than under the Offer, such as in open market or privately negotiated purchases.

For further information: For Aurora: Cam Battley, Chief Corporate Officer, +1.905.864.5525, cam@auroramj.com, www.auroramj.com; Marc Lakmaaker, Director, Investor Relations and Corporate Development, +1.647.269.5523, marc.lakmaaker@auroramj.com